FOR IMMEDIATE RELEASE

Norfolk Southern EVP and CIO Deb Butler to retire

NORFOLK, Va., Aug. 4, 2015 – Deborah H. Butler, executive vice president planning and chief information officer of Norfolk Southern Corp. (NYSE: NSC), has announced her intention to retire effective Oct. 1, 2015, President and CEO Jim Squires said today.

“Envisioning the railroad of tomorrow is one thing, actually making it happen is quite another,” said Squires. “Deb’s enduring contribution to Norfolk Southern is all around us in the systems and technology that literally make the railroad run, that support efficient customer service, and that provide flexibility to take advantage of growth opportunities.”

Butler joined Norfolk Southern in 1978 as a customer account auditor. She served in positions of increasing responsibility in operations before being named assistant vice president transportation customer services in 2000 and vice president customer service in 2002. She has served as chairman of the board of Thoroughbred Technology and Telecommunications LLC, an NS subsidiary, and as a board member of TTX Company Inc., which provides railcars and related freight car management services to the rail industry.

On the technology side, Butler’s tenure at NS saw implementation of a new optimized dispatching system to improve network velocity, and significant progress toward installation of Positive Train Control systems to monitor and control trains in order to prevent certain types of accidents. On the planning side, her tenure included the successful negotiation to purchase 282 miles of Delaware and Hudson Railway Co. lines to support rail service and the economy in the Northeast.

Through service as chair of NS’ Environmental Policy Council, Butler has been a key advocate of the corporation’s commitment to sustainable business through improvements in locomotive fuel efficiency and emissions, energy use, land and water conservation, waste management, and engagement with a wide range of stakeholders.

Butler also is recognized for her work in mentoring the next generation of railroaders. She helped found WiNS (Women in Norfolk Southern), the railroad’s first official employee resource group. WiNS, a networking and educational resource for NS men and women in all positions and locations, recently reached its 10th year.

About Norfolk Southern
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:

Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:

Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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